Exhibit 4.1

                         PARALLEL PETROLEUM CORPORATION
               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                           OF SERIAL PREFERRED STOCK -
                         6% CONVERTIBLE PREFERRED STOCK


                     Pursuant to Section 151 of the Delaware
                             General Corporation Law


         Pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware and Paragraph Fourth of the Certificate of Incorporation of Parallel Petroleum Corporation (the "Company"), the undersigned Company submits the following statement for the purpose of establishing and designating a series of shares and fixing and determining the relative rights and preferences thereof:

         1. The name of the corporation is Parallel Petroleum Corporation.

         2. The following resolutions were duly adopted by the Board of Directors of the Company on October 13, 1998:

         WHEREAS, the Company is authorized by its Certificate of Incorporation, as amended, to issue 10,000,000 shares of Preferred Stock, $.10 par value; and

         WHEREAS, the Certificate of Incorporation does not otherwise state or fix the designations, preferences, voting rights and relative, participating, optional or other special rights, qualifications, limitations and restrictions of the preferred stock, $.10 par value, of the Company, but instead authorizes the issuance thereof in series from time to time with such designations, preferences, voting rights, rights of conversion into Common Stock and relative, participating, optional or other rights, qualifications, limitations and restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors of the Company; and

         WHEREAS, the Board of Directors deems it advisable to create and establish and authorize the issuance of a new series of the Company's preferred stock, $.10 par value;

         NOW, THEREFORE, BE IT RESOLVED, by the Board of Directors of the Company, that pursuant to authority expressly granted to and vested in the Board of Directors by the provisions of the Certificate of Incorporation of the Company,


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the Board of Directors hereby creates a series of the class of authorized Serial
Preferred Stock, $.10 par value ("Preferred Stock"), of the Company, and authorizes the issuance thereof, and hereby fixes the designations and amount thereof, and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof (in addition to the designations, preferences and relative, participating and other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation of the Company, which are applicable to the Serial Preferred Stock of all series) as follows:

         1.1 Designation and Amount. The shares of such series shall be designated "6% Convertible Preferred Stock" (such series being hereinafter sometimes called "this Series"), and the number of shares constituting such Series shall initially be 1,200,000. The Board of Directors of the Company reserves the right by subsequent amendment of this resolution from time to time to decrease the number of shares which constitute this Series (but not below the number of shares thereof then outstanding) and, subject to anything to the contrary set forth in the Certificate of Incorporation of the Company applicable to the preferred stock, to subdivide the number of shares, the stated value per share and the liquidation value per share of this Series and in other respects to amend, within the limitations provided by law, this resolution and the Certificate of Incorporation of the Company.

         1.2 Dividends. The holders of shares of this Series shall be entitled to receive, out of the funds of the Company legally available therefor and as and when declared by the Board of Directors, cash dividends at the rate of $.60 per share per annum, payable semi-annually on the fifteenth day of the months of June and December in each year, commencing December 15, 1998, except that if such date is a Saturday, Sunday or legal holiday then such dividend shall be payable on the first immediately preceding day which is not a Saturday, Sunday or legal holiday. Such dividends shall be cumulative (whether or not in any semi-annual dividend period there shall be funds of the Company legally available for the payment of such dividends), commencing on the date of original issue and shall be payable for any period less than a full semi-annual period on the basis of a year of 360 days with equal 30 day months. Dividends shall be payable to holders of record, as they appear on the stock books of the Company on such record dates as may be declared by the Board of Directors, not more than sixty (60) days nor less than ten (10) days preceding the payment dates for such dividends. Dividends in arrears may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding sixty (60) days preceding the payment date thereof, as may be fixed by the Board of Directors of the Company. Except as provided below with regard

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to any class of stock ranking on a parity with the Preferred Stock as to payment of dividends, in no event, so long as this Series shall remain outstanding, shall any dividend whatsoever be declared or paid upon, nor shall any distribution be made or ordered in respect of, any class of stock of the Company ranking on a parity with or junior to this Series with respect to payment of dividends, unless dividends on this Series since the date of issue thereof to the date of such distribution shall have been paid or declared and set apart for payment. When dividends are not paid in full upon the shares of this Series and any other preferred stock ranking on a parity as to payment of dividends with this Series, all dividends declared upon shares of this Series and any other preferred stock ranking on a parity as to dividends with this Series shall be declared pro rata so that the amount of dividends declared per share on this Series and such other preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of this Series and such other preferred stock bear to each other. If full cumulative dividends on this Series have not been declared and paid or set apart for payment, the Company shall not declare or pay or set apart for payment any dividends or make any other distributions on, or make any payment on account of the purchase, redemption or retirement of, the Common Stock, $.01 par value, of the Company ("Common Stock"), or any other stock of the Company ranking junior to this Series as to dividends or distribution of assets on liquidation, dissolution or winding up of the Company (other than, in the case of dividends or distributions, dividends or distributions paid in shares of Common Stock or such other junior ranking stock), until full cumulative dividends on this Series are declared and paid or set apart for payment.

         1.3 Conversion. The holders of shares of this Series shall have the right, at their option, to convert all or any part of such shares of this Series into shares of Common Stock of the Company at any time after April 20, 1999 and subject to the following terms and conditions:

                  (a) The shares of this Series shall be convertible at the office of any transfer agent for such stock, and at such other place or places, if any, as the Board of Directors of the Company may designate, into fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100th of a share) of Common Stock of the Company. The number of shares of Common Stock issuable upon conversion of each share of this Series shall be equal to $10.00 divided by the conversion price in effect at the time of conversion, determined as hereinafter provided. The price at which shares of Common Stock shall be delivered upon conversion (herein called the "conversion price") shall be initially $3.50 per share of Common Stock. The conversion price shall be subject to adjustment from time to time in certain instances as hereinafter provided. If the Company calls for

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          the redemption of any shares of this Series, such right of conversion shall cease and terminate, as to the shares designated for redemption, at the close of business on the redemption date, unless the Company defaults in the payment of the redemption price. No fractional shares of Common Stock will be issued. A cash payment will be paid in lieu of any fractional share in an amount equal to the same fraction of the last sale price of the Common Stock (determined as provided in Section 1.3(c)(iv)) at the close of business on the business day which next precedes the day of conversion.

                  (b) Before any holder of shares of this Series shall be entitled to convert the same into Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed or assigned to the Company or in blank, at the office of any transfer agent for such stock or at such other place or places, if any, as the Board of Directors of the Company may have designated, and shall give written notice to the Company at said office or place that he elects to convert the same and shall state in writing therein the name or names (with addresses) in which he wishes the certificate or certificates for Common Stock to be issued. Shares of this Series surrendered for conversion during the period from the close of business on any record date for the payment of a dividend on the shares of this Series to the opening of business on the date for payment of such dividends shall (except in the case of shares of this Series which have been called for redemption on a redemption date within such period) be accompanied by payment of an amount equal to the dividend payable on such dividend payment date on the shares of this Series being surrendered for conversion. Except as provided in the preceding sentence, no payment or adjustment shall be made upon any conversion on account of any dividend accrued on the shares of this Series surrendered for conversion or on account of any dividends on the Common Stock issued upon conversion. The Company will, as soon as practicable thereafter, issue and deliver at said office or place to such holder of shares of this Series, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid, together with cash in lieu of any fraction of a share. Shares of this Series shall be deemed to have been converted as of the close of business on the date of surrender of such shares for conversion as provided above, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock as of the close of business on such date.

                  (c) The conversion price in effect at any time shall be subject to adjustment as follows:


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                           (i) In case the Company shall (A) declare a dividend
                  or make a distribution payable in Common Stock on any class of capital stock of the Company, unless the payment thereof would increase the number of shares of Common Stock outstanding by less than one percent (1%), (B) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (C) combine its outstanding shares of Common Stock into a smaller number of shares, the conversion price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately reduced in the case of any increase in the number of shares of Common Stock outstanding and increased in the case of any reduction in the number of shares of Common Stock outstanding so that the holder of any share of this Series surrendered for conversion after such time shall be entitled to receive the kind and amount of shares which he would have owned or have been entitled to receive had such share of this Series been converted into Common Stock immediately prior to such time and had such Common Stock received such dividend or other distribution or participated in such subdivision, combination or reclassification. Such adjustment shall be effective as of the record date for such dividend or distribution or the effective date of such combination, subdivision or reclassification and shall be made successively whenever any event listed above shall occur.

                           (ii) In case the Company shall issue rights or
                  warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price (as defined in paragraph (iv) below) of the Common Stock, on the date fixed for the determination of stockholders entitled to receive such rights or warrants, the conversion price at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying the conversion price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Current

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                  Market Price of the Common Stock and the denominator shall be the number of shares of common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For purposes of determining under this paragraph the number of shares of Common Stock outstanding at any time, there shall be excluded all shares of Common Stock held in the treasury of the Company. If any or all such rights or warrants are not so issued or expire or terminate before being exercised, the conversion price then in effect shall be appropriately readjusted.

                           (iii) In case the Company shall distribute to all
                  holders of its Common Stock evidences of its indebtedness or assets (including securities, but excluding cash dividends or a distribution referred to in paragraph (i) above or paid out of surplus) or subscription rights or warrants (excluding those referred to in paragraph (ii) above), the conversion price shall be adjusted so that it shall equal the price determined by multiplying the conversion price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the Current Market Price per share of the Common Stock on the date fixed for such determination less the then fair market value (as determined by the Board of Directors of the Company, in good faith and in the exercise of its reasonable business judgment and described in a Board Resolution filed with any transfer agent for this Series) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock and the denominator shall be such Current Market Price per share of the Common Stock. Such adjustment shall become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution.

                           (iv) For the purpose of any computation under
                  paragraphs (ii) and (iii) above, the "Current Market Price" per share of Common Stock on any date shall be deemed to be the

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                  average of the daily closing prices per share of Common Stock for 15 consecutive business days selected by the Company commencing no more than 45 business days before such date. The closing price for each day shall be the last reported sales price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case on the Nasdaq National Market System or, if the Common Stock is not listed or admitted to trading on such Nasdaq National Market System on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if it is not listed or admitted to trading on any national securities exchange or no such quotations are available, the average of the closing bid and asked prices as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by the Company for that purpose, or if no such quotations are available, the fair market value as determined in good faith in the exercise of their reasonable business judgment by the Board of Directors of the Company.

                           (v) All calculations under this Section 1.3(c) shall
                  be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

                           (vi) No adjustment in the conversion price shall be
                  required unless such adjustment would require a change of at least 1% in such price; provided, however, that any adjustments which by reason of this paragraph (vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

                  (d) Whenever the conversion price is adjusted as herein
             provided:

                           (i) the Company shall promptly file with any of the
                  transfer agents for this Series a certificate of the principal financial officer of the Company setting forth the adjusted conversion price and showing in reasonable detail the facts upon which such adjustment is based, including a statement of the consideration received or to be received by the Company for any shares of Common Stock issued or deemed to have been issued; and

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                           (ii) a notice stating that the conversion price has
                  been adjusted and setting forth the adjusted conversion price shall forthwith be required, and as soon as practicable after it is required, such notice shall be mailed by the Company to the holders of record of this Series.

                  (e)

                           (i) In case of any consolidation or merger of the
                  Company with or into any other person (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the Common Stock), or in case of any sale or transfer of all or substantially all of the assets of the Company, or the reclassification of the Common Stock into another form of capital stock of the Company, whether in whole or in part, the holder of each share of this Series shall have the right to receive the kind and amount of securities, cash or property, or any combination thereof which such holder would have been entitled to receive upon such consolidation, merger, sale or transfer or reclassification if he had held the Common Stock issuable upon the conversion of such share of this Series immediately prior to such consolidation, merger, sale or transfer, or reclassification.

                           (ii) In the event that at any time, as a result of
                  paragraph (i) above, the holder of any share of this Series shall become entitled to receive any shares of stock and other securities and property (including, if applicable, Common Stock), thereafter the amount of such shares of stock and other securities so receivable upon conversion of any share of this Series shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in paragraphs (i) to (vi), inclusive, of section 1.3(c) above, and the provisions of section 1.3(c) with respect to the Common Stock shall apply on like terms to any such shares of stock and other securities and property (including, if applicable, Common Stock).

                  (f) In case:

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                           (i) the Company shall authorize the distribution to
                  all holders of its Common Stock of evidences of its indebtedness or assets (other than cash dividends or other cash distributions paid out of surplus); or

                           (ii) the Company shall authorize the granting to the
                  holders of its Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any other rights; or

                           (iii) of any reclassification of the capital stock of
                  the Company (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation or merger, or of the sale or transfer of all or substantially all of the assets of the Company; or

                           (iv) of the voluntary or involuntary dissolution,
                  liquidation or winding up of the Company;

         then, in each case, the Company shall cause to be filed with any of the transfer agents for this Series, and shall cause to be mailed, first class postage prepaid, to the holders of record of the outstanding shares of this Series, at least 20 days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

                  (g) The Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the shares of this Series, the full number of shares of Common Stock then issuable upon the conversion of all outstanding shares of this Series. For the purpose of this section 1.3(g), the full number of shares of Common Stock issuable upon the conversion of all outstanding shares of this Series shall be computed as

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          if at the time of computation of such number of shares of Common Stock all outstanding shares of this Series were held by a single holder.
          The Company shall use all reasonable efforts from time to time, in accordance with the laws of the State of Delaware, to cause its stockholders to increase the authorized amount of its Common Stock if at any time the authorized amount of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all shares of this Series at the time outstanding.

                  (h) The Company will pay any and all taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of this Series pursuant hereto. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or transfer and delivery of shares of Common Stock in a name other than that in which the shares of this Series so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax or has established to the satisfaction of the Company that such tax has been paid.

                  (i) Whenever reference is made in this section 1.3 to the issue or sale of shares of Common Stock, the term "Common Stock" shall include only shares of the class designated as Common Stock, $.01 par value, of the Company at the date hereof or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which are not subject to redemption by the Company, provided that if at any time there shall be more than one such resulting class, the shares of each such class then so deliverable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

                  (j) Upon any conversion of shares of this Series, the shares so converted shall have the status of authorized and unissued shares of preferred stock, unclassified as to series, and the number of shares of preferred stock which the Company shall have authority to issue shall not be decreased by the conversion of shares of this Series.

         1.4 Liquidation Rights. In the event of any liquidation, dissolution, or winding up of the affairs of the Company, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the

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Company, the holders of this Series shall be entitled to receive an amount in cash for each share of this Series equal to $10.00 per share, plus an amount equal to all dividends accumulated and unpaid on each such share up to the date fixed for distribution, before any distributions shall be made to the holders of the Common Stock and of any other capital stock of the Company ranking junior to this Series upon the liquidation, dissolution or winding up of the Company. If upon any liquidation, dissolution or winding up of the Company, the assets distributable among the holders of this Series shall be insufficient to permit the payment in full to the holders of all the then outstanding shares of this Series and all holders of preferred stock ranking on a parity with this Series with respect to the payment upon liquidation, dissolution and winding up of the Company of all preferential amounts payable to all such holders, then the entire assets of the Company thus distributable shall be distributed ratably among the holders of this Series and all such other holders of Preferred Stock in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full. Subject to the provisions of section 1.3(e)(i), a consolidation or merger of the Company with or into one or more persons or the sale or transfer of all or substantially all of the assets of the Company shall not be deemed to be a liquidation, dissolution or winding up of the Company.

         1.5 Optional Cash Redemption. The shares of this Series are not redeemable prior to October 20, 1999. Thereafter, the shares of this Series are redeemable for cash, in whole at any time or from time to time in part at the option of the Company, at a redemption price of $10.00 per share, plus any accumulated and unpaid dividends thereon.

         Notice of redemption pursuant to this Section 1.5 will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of shares of this Series to be redeemed at the address shown on the stock books of the Company (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for such redemption except as to the holder to whom the Company has failed to mail such notice or except as to the holder whose notice was defective). On and after the redemption date, dividends shall cease to accumulate on shares of this Series called for redemption (unless the Company defaults in the payment of the redemption price).

         If less than all the outstanding shares of this Series not previously called for redemption are to be redeemed pursuant to this Section 1.5, shares to be redeemed shall be selected by the Company from outstanding shares not previously called for redemption by lot or pro rata (as nearly as may be) as determined by the Board of Directors of the Company. The Company may not

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redeem less than all outstanding shares of this Series pursuant to this Section
1.5 unless full cumulative dividends shall have been declared and paid or set apart for payment upon all outstanding shares of this Series for all past dividend periods. Shares of this Series redeemed by the Company shall, after such redemption, have the status of authorized but unissued shares of preferred stock, without designation as to series, and may thereafter be issued.

         1.6 Voting Rights. The holders of shares of this Series shall have no right to vote for any purpose, except as specifically required by the laws of the State of Delaware and except as follows:

                  So long as any shares of this Series remain outstanding, the affirmative vote or consent of the holders of a majority of the then outstanding shares of this Series, in person or by proxy, either in writing or at a meeting called for that purpose (voting as a class with the holders of all other series of preferred stock ranking on a parity with this Series either as to dividends or distributions or upon liquidation, dissolution or winding up of the Company and upon which like voting rights have been conferred and are then exercisable), shall be necessary to permit, effect or validate the repeal, amendment or other change of any provision of the Certificate of Incorporation of the Company in any manner which materially and adversely affects the rights, preferences, or privileges of this Series or the holders thereof; provided, however, that any increase or decrease (but not below the number of shares of this Series then outstanding) in the amount of authorized preferred stock or the creation and issuance of other series of preferred stock, whether ranking on a parity with or junior or prior to this Series with respect to voting, the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up shall not be deemed to materially and adversely affect such rights, preferences or privileges. In connection with any right to vote, each holder of outstanding shares of this Series shall have one vote for each share held.

         The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of this Series shall have been redeemed or sufficient funds shall have been deposited in trust to effect such redemption.


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         IN WITNESS WHEREOF, this Certificate has been executed and attested by the undersigned on October 19, 1998, and shall be effective at 10:00 a.m. Eastern Daylight Time on the date on which filed with the Secretary of State of the State of Delaware.


                                     PARALLEL PETROLEUM CORPORATION



                                     By: /s/ Larry C. Oldham
                                         -----------------------------
                                         Larry C. Oldham, President

ATTEST:


 /s/ Thomas W. Ortloff
----------------------------
Thomas W. Ortloff, Secretary


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